Exhibit 99.2

News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

Star Gas Partners Amends Amended and Restated Unit Purchase Rights

Agreement to Preserve Net Operating Loss Carryforwards (NOLs)

STAMFORD, CT (June 8, 2007) – Star Gas Partners, L.P., (the “Partnership”) (NYSE:SGU), a home energy distributor and services provider specializing in heating oil, today announced that it has amended its Amended and Restated Unit Purchase Rights Agreement dated as of July 20, 2006 in order to protect the Partnership’s Net Operating Loss Carryforwards (NOLs) for federal income tax purposes by deterring any person or group from acquiring more than 5% (reduced from 15% prior to the amendment) of the Partnership’s issued and outstanding common units. The amendment also discourages existing 5% or greater unitholders (including the General Partner) from acquiring additional common units equal to 1% or more of the outstanding common units. A person or group that acquires units in excess of these amounts would be subject to substantial dilution under the Rights Agreement. The Partnership plans to file an 8-K with the SEC, which will provide additional details concerning the amendment.

As of the calendar tax year ended December 31, 2006, Star/Petro, Inc., a wholly owned subsidiary of the Partnership, had aggregate federal NOLs of approximately $162 million, of which approximately $43 million is limited in accordance with Federal income tax law as a result of prior transactions. The NOLs, which will expire between 2018 and 2024, are generally available to offset any future taxable income. In the event that the Partnership experiences an “ownership change” for federal income tax purposes under Internal Revenue Code Section 382 (“Section 382”), Star/Petro may be restricted annually in its ability to use its NOLs to reduce its federal taxable income.

In general, the Partnership would be deemed to have an “ownership change” under Section 382 if, immediately after any owner shift involving a 5% unitholder, or any equity structure shift, the percentage of units of the Partnership owned by one or more 5% unitholder has increased by more than 50%, over the lowest percentage of units of the Partnership (or any predecessor entity) owned by such unitholder at any time during the three-year testing period. The recapitalization of the Partnership on April 28, 2006 materially contributed towards an ownership change. This, combined with the recently reported acquisition of a 5.6% interest in the Partnership by an investment fund, has caused the Partnership to take this action in order to seek to preserve its NOLs in the interest of all unit holders. Once the effect of the Partnership’s recapitalization is no longer included in the three-year testing period, the Partnership will consider whether this more restrictive deterrence remains necessary.

Star Gas Partners, L.P., is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2006 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

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